Exhibit 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
Amy Rhoades, General Counsel	Joe Crivelli
(856) 768-4936	(610) 642-8253
Joseph A. Jeffries Joins A.C. Moore as
Executive Vice President of Operations
Berlin, New Jersey, November 28, 2007 — A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) announced today that Joseph A. Jeffries will join the Company as its Executive Vice President of Operations effective today.
Rick A. Lepley, Chief Executive Officer, said, “We are extremely pleased to have Joe join our senior management team. Joe brings excellent skills in improving operational processes and efficiencies. We believe he will positively impact A.C. Moore’s practices for moving consumer products from our vendors to our stores and into the hands of our customers.”
Jeffries said, “I am looking forward to helping A.C. Moore through the next phases of its corporate transition to employ state of the art systems, processes and procedures for flowing freight, improving in store merchandising and running stores more profitably. I am very impressed with the team that has been assembled and look forward to the opportunity to contribute.”
Since 1999, Jeffries, 42, has served in various senior management roles for Office Depot, Inc., a global supplier of office products and services, including most recently as Vice President, Store Operations, Space Planning and Visual Merchandising, a position he held since 2004. Prior to that, he served as Office Depot’s Vice President of Store and Copy Center Operations. From 1985 to 1999, he held management positions with Home Quarters Warehouse, Inc.
Reporting to Jeffries will be Craig R. Davis, Senior Vice President of Merchandising and Marketing, Daniel C. Maguire, Vice President of Store Operations, and Michael J. Metheny, Vice President of Supply Chain.
About A.C. Moore:
A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 134 stores in the Eastern United States from Maine to Florida. For more information about the Company, visit our website at www.acmoore.com.
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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the Company’s ability to implement its business and operating initiatives to improve profitability, customer demand and trends in the arts and crafts industry, inventory risks, the effect of economic conditions and gasoline prices, the impact of unfavorable weather conditions, the impact of competitors’ locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, the costs associated with a change in management, difficulties in determining the outcome and impact of litigation, the impact of the threat of terrorist attacks and war, the Company’s ability to maintain an effective system of internal control over financial reporting, the results of the Company’s review of its inventory accounting practices, the Company’s ability to regain compliance with Nasdaq listing standards, the Company’s ability to meet its expected filing date for the Form 10-Q for the third quarter of 2007 and any prior financial statements requiring restatement and other risks detailed in the Company’s Securities and Exchange Commission filings.